                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            Forrester Research, Inc.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                            FORRESTER RESEARCH, INC.
                             400 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139

GEORGE F. COLONY
Chairman of the Board
and Chief Executive Officer

                                          April 7, 2000

To Our Stockholders:

     You are cordially invited to attend the annual meeting of the stockholders of Forrester Research, Inc., which will be held on Tuesday, May 9, 2000, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts at 10:00 a.m. (local time).

     On the following pages, you will find the formal notice of the annual meeting and our proxy statement. When you have finished reading the statement, please promptly mark, sign, and return the enclosed proxy card to ensure that your shares will be represented.

     We hope that many of you will be able to attend in person. I look forward to seeing you there.

                                          Sincerely,

                                          /s/ GEORGE F. COLONY
                                          George F. Colony
                                          Chairman of the Board
                                          and Chief Executive Officer

                            FORRESTER RESEARCH, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2000

     Notice is hereby given that the Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 9, 2000 for the following purposes:

     1. To elect one Class I director to serve until the 2002 Annual Meeting of Stockholders and to elect two Class III directors to serve until the 2003 Annual Meeting of Stockholders;

     2. To approve an increase in the number of shares of Common Stock available for issuance under the Company's 1996 Amended and Restated Equity Incentive Plan; and

     3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Stockholders of record at the close of business on April 3, 2000 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from May 1, 2000 to the date of the meeting at the offices of Ropes & Gray, One International Place, Boston, Massachusetts.

     If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors
                                          Susan Whirty Maffei, Esq.
                                          Secretary

Cambridge, Massachusetts
April 7, 2000

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.
            PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS
       POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                            FORRESTER RESEARCH, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2000

                                PROXY STATEMENT

     These proxy materials are delivered in connection with the solicitation by the Board of Directors of Forrester Research, Inc. ("Forrester" or the "Company") of proxies to be voted at our Annual Meeting of Stockholders (the "Meeting") or at any adjournment thereof.

     You are invited to attend the Meeting to be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 9, 2000. This proxy statement was first mailed to stockholders on or about April 7, 2000.

SHAREHOLDERS ENTITLED TO VOTE

     Holders of record of Forrester common stock (the "Common Stock") at the close of business on April 3, 2000 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 20,699,460 shares of Common Stock. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

PROXIES

     Your vote is important. Shareholders of record may vote their proxies by mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

     A proxy may be revoked by a stockholder at any time before it is voted by
(i) returning to the Company another properly signed proxy bearing a later date,
(ii) otherwise delivering a written revocation to the Secretary of the Company, or (iii) attending the Meeting and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting by the persons named in the proxy for the proposals set forth below. In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below.

REQUIRED VOTE

     A majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as the election inspector for the Meeting. The nominees for election as Class I and Class III directors at the Meeting who receive the greatest number of votes properly cast for the election of directors will be elected. The election inspector(s) will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but they will not have any effect on the outcome of voting on the election of directors. The approval of Proposal Two requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote. Abstentions will not have the effect of votes against the proposal.

     The Annual Report to Stockholders for the Company's fiscal year ended December 31, 1999 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on the same date as the date of the Notice of Annual Meeting of Stockholders.

COST OF PROXY SOLICITATION

     The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies.

In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned (and not revoked) in favor of the election as directors of the nominees named below, unless authority to vote for the election of such nominees is withheld, by marking the proxy to that effect.

     The Board of Directors has nominated the following individuals to serve as directors of the Company:

     - Michael H. Welles. Mr. Welles has been nominated to serve as a Class I Director. Mr. Welles currently serves as a Class III Director.

     - William M. Bluestein, Ph.D. Mr. Bluestein has been nominated to serve as a Class III Director. Mr. Bluestein currently serves as a Class I Director.

     - Robert M. Galford. Mr. Galford has been nominated to serve as a Class III Director. Mr. Galford currently serves as a Class III Director.

     Pursuant to the Company's Restated Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. Earlier this year the Board of Directors elected Mr. Bluestein, our President and Chief Operating Officer, to fill a Class I director vacancy for a term that would expire at the 2002 Annual Meeting of Stockholders. The other Class I director is George F. Colony, our Chairman and Chief Executive Officer. Because the Board of Directors believes that it is preferable to have the employee directors in different classes, it has nominated Mr. Bluestein for election as a Class III director. Mr. Welles, whose term as a Class III director expires at this Annual Meeting, will stand for election to a two-year term as a Class I director. Thus, this year, directors from two different classes are being elected to effect this transition.

     If Proposal One is approved:

     - Mr. Welles will be elected as a Class I Director for a term of two years expiring at the 2002 Annual Meeting of Stockholders, and until his respective successor is elected and shall qualify to serve.

     - Mr. Bluestein and Mr. Galford will be elected as Class III Directors for a term of three years expiring at the 2003 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

     It is expected that Mr. Welles, Mr. Galford, and Mr. Bluestein will be able to serve, but if any of the nominees are unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

NOMINEES

Class I

     Michael H. Welles, age 46, currently a Class III director, became a director of Forrester in November 1996. Mr. Welles is currently Vice President, Product Development and Operations for Individual.com, an Internet information and services firm. Previously, he served as Vice President of News Operations for NewsEdge Corporation from February 1998 to August 1999, as Vice President of Engineering at Individual, Inc. from May 1997 to February 1998, as General Manager, Next Generation Products for Lotus Development Corporation from 1994 to 1997 and General Manager of the Lotus Improv team from 1991 to 1994.

Class III

     William M. Bluestein, age 42, was elected by the Board of Directors to serve as a director of the Company in March 2000. Mr. Bluestein currently serves as Forrester's President and Chief Operating Officer. He was previously Forrester's Vice President, Corporate Strategy and Development from 1997 to 2000, Group Director with Forrester's New Media Research from 1995 to 1997, Director and Senior Analyst with Forrester's People & Technology Strategies Service from 1994 to 1995, and Director and Senior Analyst with Forrester's Computing Strategies Service from 1990 to 1993.

     Robert M. Galford, age 47, a Class III director, became a director of Forrester in November 1996 immediately following the Company's initial public offering. Mr. Galford is currently the Executive Vice President and Chief People Officer at Digitas, Inc., an Internet professional services firm. From 1994 to 1999 he consulted to professional services firms and taught in the Executive Programs at the Kellogg School of Management at Northwestern University and Columbia University's Graduate School of Business. Before joining Columbia's Executive Programs, he taught at Boston University from 1993 to 1994. Prior to his work in executive education, Mr. Galford was Vice President of the MAC Group from 1986 to 1991, and its successor firm, Gemini Consulting, from 1991 to 1994.

OTHER DIRECTORS

     George F. Colony, age 46, a Class I director, is the founder of the Company and currently serves as Chairman of the Board and Chief Executive Officer. From 1983 to 2000 he also served as President of the Company.

     Henk W. Broeders, age 48, a Class II Director, became a director of the Company in May 1998 when he was elected at the 1998 Annual Meeting of Stockholders. Mr. Broeders is currently an Executive Director of Cap Gemini N.V., a management consulting firm located in the Netherlands. From 1992 to 1998, Mr. Broeders was General Manager of IQUIP Informatica B.V., a software company in the Netherlands.

     George R. Hornig, age 45, a Class II Director, became a director of the Company in November 1996 immediately following the Company's initial public offering. Mr. Hornig is currently Managing Director at Credit Suisse First Boston, an investment banking firm. He was an Executive Vice President of Deutsche Bank Americas Holding Corporation, a diversified financial services holding company, from 1993 to 1998. He is also Director of Unity Mutual Life Insurance Company, SL Industries, Inc., and U.S. Timberlands Company, L.P.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held five (5) meetings during the fiscal year that ended December 31, 1999. In fiscal 1999, each director attended at least 75% of the Board meetings held during such time each director was in office. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation Committee. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

     The Audit Committee of the Company, which consists of three members, George
R. Hornig, Henk W. Broeders, and Michael H. Welles (none of whom is an executive officer or employee of the Company), held four (4) meetings during the fiscal year ended December 31, 1999. The Audit Committee reviews the results of operations of the Company with officers of the Company who are responsible for accounting matters and, from time to time, meets with the Company's independent auditors.

     The Compensation Committee of the Company, which consists of two members, Robert M. Galford and Michael H. Welles (neither of whom is an executive officer or employee of the Company) held four (4) meetings during the fiscal year ended December 31, 1999. The Compensation Committee administers the Company's stock plans, recommends annual compensation arrangements for the Company's executive officers, and reviews annual compensation arrangements for all other officers and significant employees.

DIRECTOR COMPENSATION

     Members of the Board of Directors of the Company are reimbursed for their expenses incurred in connection with attending any meeting. In addition, under the 1996 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), the Company's four existing non-employee directors each received on the date of last year's Annual Meeting an option to purchase 4,000 shares of Common Stock at an exercise price of $16.03, the fair market value on that date. These options vest in three equal installments on the first, second, and third anniversaries of the date of grant. Each newly elected, non-employee director will receive an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock upon his or her first election as a director, which will vest in three equal installments commencing on the date of grant and on the first and second anniversaries of the date of grant. The Compensation Committee of the Board of Directors also has the authority under the Directors' Plan to grant options to non-employee directors in such amounts and on such terms as it shall determine at the time of grant.

                   THE BOARD OF DIRECTORS RECOMMENDS ELECTION
                   OF THE NOMINEES DESCRIBED IN PROPOSAL ONE.

                                 PROPOSAL TWO:
                   AMENDMENT TO THE 1996 AMENDED AND RESTATED
                             EQUITY INCENTIVE PLAN

     The 1996 Amended and Restated Equity Incentive Plan (the "1996 Plan") is designed to enhance the Company's ability to attract and retain employees and others in a position to make significant contributions to the Company's success by allowing them to become owners of the Company's Common Stock. A total of 5,500,000 shares were initially reserved for issuance under the 1996 Plan. On April 7, 1999, the Company's Board of Directors voted to increase the number of shares of Common Stock reserved for issuance under the 1996 Plan by 5,000,000, which was approved by the Company's stockholders on May 11, 1999. As of the record date, there were outstanding options to purchase 6,728,256 shares of the Company's Common Stock and 1,382,211 shares remained available for grant.

     On April 3, 2000, the Company's Board of Directors voted to increase the number of shares of the Company's Common Stock reserved for issuance under the 1996 Plan by 3,000,000 shares, subject to approval by the Company's stockholders. The Company's Board of Directors believes that this increase is necessary because equity awards allow the Company to attract and retain talented professionals, and are an important part of the Company's compensation philosophy of aligning employees' incentives with the Company's objective of enhancing stockholder value.

SUMMARY OF 1996 PLAN

     The following is a summary of the key features of the 1996 Plan.

ELIGIBLE PARTICIPANTS

     The Compensation Committee of the Board of Directors administers the 1996 Plan. Employees of the Company and its subsidiaries and other persons or entities who are important to the success and growth of the Company are eligible participants. The Compensation Committee has the authority to select employees to whom awards are given. The number of the Company's employees (including subsidiaries) as of March 31, 2000, was approximately 517.

MAXIMUM NUMBER OF SHARES

     Currently, up to 10,500,000 shares of the Company's Common Stock may be granted under the 1996 Plan, subject to adjustments for stock splits and similar costs. The Company's Board of Directors has approved and is recommending that the stockholders approve an increase of 3,000,000 in the number of shares of the Company's Common Stock that may be awarded under the 1996 Plan.

TYPES OF AWARDS

     The 1996 Plan permits the Board of Directors to grant the following types of awards:

     - stock options -- both incentive and non-statutory

     - restricted and unrestricted stock.

STOCK OPTIONS

     The Compensation Committee will determine the exercise or purchase price per share of any option granted under the 1996 Plan. The exercise price of an incentive stock option ("ISO") must be at least 100% (110% in the case of ten percent shareholders) of the fair market value of the Company's Common Stock at the time of grant. The Compensation Committee will fix the term of each option, not to exceed ten years from the date of grant, and specify when each option will be exercisable. Options may be exercised in the following ways:

     - by paying the exercise price by check

     - by tendering shares of Common Stock

     - by using a promissory note

     - by delivering to the Company an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price

     - by a combination of these methods.

RESTRICTED AND UNRESTRICTED STOCK AWARDS

     The Compensation Committee may grant restricted and unrestricted stock awards under the Plan. A restricted stock award entitles recipients to acquire Common Stock at a purchase price determined by the Compensation Committee and is subject to certain restrictions on resale as well as forfeiture if the recipient ceases to be an employee of the Company. The Compensation Committee may also grant unrestricted stock awards.

CHANGE OF CONTROL

     In the case of certain mergers, consolidations or other transactions in which the Company is acquired or liquidated, or its assets are sold, all outstanding awards will terminate. Prior to such termination, however, all outstanding awards will become exercisable unless the Compensation Committee arranges for assumption of the awards by any surviving corporation.

TERMINATION AND AMENDMENT

     The Compensation Committee may discontinue granting awards under the 1996 Plan at any time. The Compensation Committee may also amend the 1996 Plan for any purpose permitted by law, but no amendment may adversely affect the rights of any participant under any outstanding award without the participant's consent.

STOCK PRICE INFORMATION

     The closing price of the Company's Common Stock, as reported on the Nasdaq National Market on April 3, 2000 was $52.06.

SUMMARY OF 1996 PLAN FEDERAL INCOME TAX CONSEQUENCES

     Under the federal income tax laws as now in effect, the material income tax consequences associated with stock options awarded under the Plan are as follows:

     Incentive Options. An option holder realizes no ordinary taxable income upon the grant or exercise of an ISO. If the option holder does not dispose of the shares received upon the exercise of the ISO within two years from the date of grant of the ISO, or within one year after the receipt of shares, then upon sale of such shares the option holder will be taxed on any amount realized in excess of the option price (the amount paid for the shares) as a long-term capital gain. Any loss allowed for tax purposes will be long-term capital loss. The Company will not be entitled to any deduction. The exercise of an ISO will, however, increase the option holder's alternative minimum taxable income and may result in alternative minimum tax liability for the option holder.

     If the option holder disposes of the shares received upon exercise of an ISO before the expiration of the holding periods described above (a "disqualifying disposition"), the option holder generally will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale to an unrelated party of such shares) over the option price thereof. The Company will be entitled to a tax deduction for that amount. Any further gain recognized by the option holder will be taxed as short-term or long-term capital gain and will not give the Company any deduction. Special rules may apply where the option holder pays the exercise price of the ISO by tendering shares of Common Stock. A disqualifying disposition will eliminate the alternative minimum taxable income adjustment associated with the exercise of the ISO if it occurs in the same calendar year as the year in which the adjustment occurred.

     If an option holder exercises an ISO at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory option. Generally, an ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment, in the case of termination by reason of permanent and total disability), except in certain cases where the ISO is exercised after the death of the option holder. Options otherwise qualifying as ISOs will also be treated for federal income tax purposes as nonstatutory options to the extent they (together with other ISOs that the option holder owns) first become exercisable in any calendar year for shares having a fair market value, determined at the time of the option grant, exceeding $100,000.

     Nonstatutory Options. An option holder realizes no income at the time a nonstatutory option is granted under the Plan. Generally, an option holder realizes ordinary income at exercise in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. This amount is subject to withholding in the case of options granted to employees. The Company will be entitled to a corresponding tax deduction. Any gain or loss that the option holder recognizes upon a later sale is treated as capital gain or loss, either short-term or long-term, depending on the applicable holding period for the sale.

     Restricted Stock. Unless the recipient of restricted stock elects to be taxed at the time of the issuance, there will be no federal income tax consequences to the recipient or to the Company for as long as the shares are subject to vesting restrictions. If and when such shares become vested, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on such date over any amount paid for the shares. Such income will be subject to withholding tax at that time. The Company generally will be entitled to a corresponding deduction in the same amount that the recipient recognizes as income. Upon any subsequent disposition of the shares, any additional gain or loss recognized by the holder generally will be a capital gain or loss.

     Certain Limitations. Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction that a public corporation may claim for remuneration paid to any of its five top officers, subject to a number of exceptions and special rules. Certain performance-based compensation is eligible for an exemption from this limit. The Company intends that compensation associated with the exercise of stock options awarded under the 1996 Plan will qualify for this performance-based exemption.

     The Internal Revenue Code also limits the amount of compensation that may be paid without penalty in connection with a change in control. In general, if the total of an individual's compensation related to a change in control equals or exceeds three times his or her average annual taxable compensation (determined, in general, over the five calendar years preceding the calendar year in which the change in control occurs), the amount of such compensation that exceeds the annual average is not deductible by the Company and is subject to an additional 20% tax payable by the recipient. In making this determination, part or all of the value of options, and other awards, granted or accelerated in connection with a change in control may be required to be taken into account.

     The foregoing discussion is provided for the information of stockholders and does not purport to be a complete description of the federal tax consequences of transactions under the Plan, nor does it describe state or local tax consequences.

RECOMMENDATION AND VOTE

     The Company's Board of Directors believes that the increase in the shares reserved under the 1996 Plan will promote the interests of the Company and the stockholders and enable the Company to attract, retain and reward persons important to the Company's success.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS
  VOTE TO INCREASE THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE UNDER THE
                            1996 STOCK OPTION PLAN.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of March 31, 2000 (except as set forth in the Notes to the table) by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each member of the Company's Board of Directors, and (iv) the Company's directors and executive officers as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned.

                                                                       COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                              -------------------------------
                                                                 SHARES         PERCENTAGE OF
                                                              BENEFICIALLY       OUTSTANDING
                  NAME OF BENEFICIAL OWNER                      OWNED(1)           SHARES
                  ------------------------                    ------------      -------------
George F. Colony, c/o Forrester Research, Inc.,.............   8,969,948            43.33%
  400 Technology Square,
  Cambridge, MA, 02139(2)
William M. Bluestein(3).....................................     146,798                *
Mary Modahl(4)..............................................     178,180                *
Emily Nagle Green(5)........................................      51,876                *
Susan Whirty Maffei(6)......................................      93,417                *
Stuart D. Woodring(7).......................................     147,236                *
Robert M. Galford(8)........................................      14,399                *
Henk W. Broeders(9).........................................      14,666                *
George R. Hornig(10)........................................      13,267                *
Michael H. Welles(11).......................................      30,015                *
Directors and executive officers as a group (15 persons)....   9,802,970            47.36%

---------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares subject to options currently exercisable or exercisable within 60 days of March 31, 2000 are included as beneficially owned.

 (2) Includes 1,580 shares held by Mr. Colony's wife as to which Mr. Colony disclaims beneficial ownership. Includes 969,908 shares that are subject to options Mr. Colony granted to six key employees.

 (3) Includes 111,972 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days which number includes 56,134 options granted by Mr. Colony.

 (4) Includes 110,652 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days which number includes 48,110 options granted by Mr. Colony.

 (5) Includes 46,196 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days.

 (6) Includes 90,547 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days which number includes 27,333 options granted by Mr. Colony.

 (7) Includes 89,370 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days which number includes 39,994 options granted by Mr. Colony.

 (8) Includes 2,400 shares held in trust for Mr. Galford's children as to which Mr. Galford disclaims beneficial ownership and 11,999 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days.

 (9) Includes 14,666 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days.

(10) Includes 10,667 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days.

(11) Includes 27,999 shares of Common Stock issuable on the exercise of options currently exercisable or exercisable within 60 days.

 *   Less than 1%.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information regarding all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer, each of the other four most highly compensated executive officers during 1999 and certain employees who previously served as executive officers during 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL               LONG-TERM
                                            COMPENSATION(1)          COMPENSATION
                                          --------------------    ------------------
                                                                      SECURITIES         ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS      UNDERLYING OPTIONS    COMPENSATION
  ---------------------------     ----     ------      -----      ------------------    ------------
George F. Colony................  1999    $200,000    $ 65,000          10,500                 --
  Chairman of the Board and       1998    $175,000    $ 74,000             500                 --
  Chief Executive Officer         1997    $150,000    $133,702           1,000            $ 7,700
William M. Bluestein ...........  1999    $207,500    $ 71,325         120,500                 --
  President and Chief Operating   1998    $200,000    $ 92,850         480,500(2)              --
  Officer                         1997    $176,667    $ 91,767           1,000                 --
Mary Modahl.....................  1999    $200,000    $ 77,325         120,500                 --
  Vice President, Marketing       1998    $200,000    $ 93,765         480,500(2)              --
                                  1997    $176,667    $ 93,787           1,000                 --
Emily Nagle Green...............  1999    $187,500    $ 59,363         135,500            $48,046(4)
  Managing Director, Forrester    1998    $157,500    $ 49,800         110,500            $49,070(4)
  Research B.V.                   1997    $123,000    $ 45,684           5,546                 --
Susan Whirty Maffei,............  1999    $173,750    $ 87,548         167,500                 --
  Chief Financial Officer;        1998    $140,000    $ 55,704         250,500(3)              --
  Vice President, Operations;     1997    $135,169    $ 65,041           1,000                 --
  and General Counsel
Stuart D. Woodring..............  1999    $207,500    $ 65,225         120,500                 --
  Vice President, Research for    1998    $200,000    $ 86,520         480,500(2)              --
  Emerging Internet Economies     1997    $176,667    $ 99,892           1,000                 --

---------------
(1) No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his salary and bonus.

(2) Includes 400,000 shares of Common Stock granted by Mr. Colony and issuable on the exercise of options.

(3) Includes 200,000 shares of Common Stock granted by Mr. Colony and issuable on the exercise of options.

(4) Includes amounts received in connection with tax equalization agreement.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth certain information regarding stock options granted to, and exercised by, the Named Executive Officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              % OF TOTAL                            POTENTIAL REALIZABLE
                                               OPTIONS                                 VALUE AT ANNUAL
                                 NUMBER OF     GRANTED                              RATES OF STOCK PRICE
                                 SECURITIES       TO                                  APPRECIATION FOR
                                 UNDERLYING   EMPLOYEES    EXERCISE                    OPTION TERM(6)
                                  OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------------
             NAME                GRANTED(#)      YEAR      ($/SHARE)      DATE       5%($)       10%($)
             ----                ----------   ----------   ---------   ----------   --------   ----------
George F. Colony...............   10,000(3)       *         $12.86       7/8/04     $ 20,597   $   59,699
                                     500(1)       *         $25.17      1/23/04        2,018        5,844
William M. Bluestein ..........   70,000(4)     1.59%       $11.69       7/8/09     $514,446   $1,303,605
                                  50,000(5)     1.13%       $11.69      7/10/05      198,891      451,248
                                     500(2)       *         $22.88      1/23/05        3,893        8,832
Mary Modahl....................   70,000(4)     1.59%       $11.69       7/8/09     $514,446   $1,303,605
                                  50,000(5)     1.13%       $11.69      7/10/05      198,891      451,248
                                     500(2)       *         $22.88      1/23/05        3,893        8,832
Emily Nagle Green..............   85,000(4)     1.93%       $11.69       7/8/09     $624,685   $1,582,949
                                  50,000(5)     1.13%       $11.69      7/10/05      198,891      451,248
                                     500(2)       *         $22.88      1/23/05        3,893        8,832
Susan Whirty Maffei ...........  117,000(4)     2.66%       $11.69       7/8/09     $859,860   $2,178,883
                                  50,000(5)     1.13%       $11.69      7/10/05      198,891      451,248
                                     500(2)       *         $22.88      1/23/05        3,893        8,832
Stuart D. Woodring.............   70,000(4)     1.59%       $11.69       7/8/09     $514,446   $1,303,605
                                  50,000(5)     1.13%       $11.69      7/10/05      198,891      451,248
                                     500(2)       *         $22.88      1/23/05        3,893        8,832

---------------
(1) The exercise price of the options granted is equal to 110% of the fair market value of the Company's Common Stock on the date of grant. Pursuant to the terms set forth in the option certificate, the option was to become exercisable in full on January 22, 2005 or earlier if the Company achieved a predetermined financial goal. The Company did not achieve the goal prior to December 31, 1999, therefore the option will vest and become exercisable on January 22, 2005. All options expire approximately 5 years from the date of grant.

(2) The exercise price of the options granted is equal to the fair market value of the Company's Common Stock on the date of grant. Pursuant to the terms set forth in the option certificate, the option was to become exercisable in full on January 22, 2005 or earlier if the Company achieved a predetermined financial goal. The Company did not achieve the goal prior to December 31, 1999, therefore the option will vest and become exercisable on January 22, 2005. All options expire approximately 6 years from the date of grant.

(3) The exercise price of the options granted is equal to 110% of the fair market value of the Company's Common Stock on the date of grant. All options become exercisable immediately upon grant date and expire approximately 5 years from the date of grant.

(4) The exercise price of the options granted is equal to the fair market value of the Company's Common Stock on the date of grant. All options become exercisable as follows: a portion immediately upon grant date, with the remainder becoming exercisable in three equal installments on the first, second, and third anniversaries of the date of grant. All options expire approximately 10 years from the date of grant.

(5) The exercise price of the options granted is equal to the fair market value of the Company's Common Stock on the date of grant. Pursuant to the terms set forth in the option certificate, the option was to become exercisable in full on July 9, 2005 or earlier if the Company achieved a pre-determined financial goal. The Company achieved the goal, therefore the 40,000 shares of the option will vest and become exercisable in three equal installments on the first, second, and third anniversaries of the date of grant and 10,000 shares vest and become exercisable on July 9, 2005. All options expire approximately 6 years from the date of grant.

(6) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the holders' continued employment through the option period, and the date on which the options are exercised.

 *  Less than 1%

     The following table contains information for the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1999 and unexercised options held as of the end of the 1999 fiscal year.

                    AGGREGATED OPTION EXERCISES IN 1999 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                            FISCAL YEAR-END OPTION VALUES
                                                              ---------------------------------------------------------
                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                   OPTIONS AT FISCAL                 AT FISCAL
                                 SHARES                              YEAR-END(#):                 YEAR-END($)(1):
                               ACQUIRED ON       VALUE        ---------------------------   ---------------------------
            NAME               EXERCISE(#)   REALIZED($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   --------------   -----------   -------------   -----------   -------------
George F. Colony.............         --               --       11,500             500      $  250,100     $     4,635
William M. Bluestein ........    124,058       $1,669,551       50,293         430,501      $1,337,809     $10,466,705
Mary Modahl..................     99,058       $  993,666       50,653         430,501      $1,324,132     $10,466,705
Emily Nagle Green............      6,714       $   89,336       63,360         205,350      $1,514,566     $ 4,482,278
Susan Whirty Maffei .........    101,262       $1,091,992       47,214         327,168      $1,275,470     $ 7,790,813
Stuart D. Woodring...........    164,072       $2,100,822       77,825         430,501      $2,027,112     $10,466,705

---------------
(1) Based upon the market price of $34.44 per share, which was the closing price per share of Common Stock on the Nasdaq National Market on the last trading day of the 1999 fiscal year less the option exercise price per share.

(2) Represents the difference between the fair market value of the stock at the time of the exercise and the exercise price of the stock options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Following the Company's initial public offering, the Board of Directors appointed a Compensation Committee consisting of Robert M. Galford and Michael
H. Welles, neither of whom is an executive officer or employee of the Company. The Compensation Committee is responsible for reviewing with management the compensation of the Company's directors, officers, employees, and agents, making recommendations to the Board of Directors, and administering the Company's stock plans.

     The Company's culture emphasizes certain key values -- quality, cooperation, and creativity -- that it believes are critical to its continued growth. To encourage achievement of the Company's key values, the Company places great emphasis on individual excellence, and employees at all levels, as well as executive officers, are encouraged to take initiative and lead individual projects that enhance the Company's effectiveness. The Company's compensation philosophy bases cash compensation on individual achievement, teamwork, and the Company's short-term performance, and aligns employees' incentives with the Company's objective of enhancing stockholder value over the long term through long-term incentives, principally stock options. Compensation must also be competitive with other companies in the industry so that the Company can continue to attract, retain, and motivate key employees who are critical to the long-term success of the Company.

     Compensation for the Company's executive officers in 1999 consisted of three principal components: base salary, cash bonuses, and stock options.

     Base Salary. Base salaries of executive officers were determined by evaluating the responsibilities of the position, the experience and performance of the individual, and formal and informal industry comparisons.

     Cash Bonuses. Cash bonuses were determined based upon performance against individual and team goals and are funded by the Company's overall performance against key business objectives.

     Stock Options. The principal equity compensation component of executive compensation are options granted under the Company's stock option plan. Prior to 1996, the Company had not issued stock options to executive officers or employees. In 1996, the Company granted stock options, some of which vested upon consummation of the Company's initial public offering and others of which vested over three years, to executive officers and other employees based on seniority and the position held with the Company, and granted stock options, which vested over three years, to new executive officers who joined the Company in 1996. Stock options generally will be granted when an executive joins the Company, with additional options granted from time to time for promotions and performance. The Compensation Committee believes that stock option participation helps to motivate and retain executives and also aligns management's incentives with long-term stock price appreciation. In determining the size of awards for 1999, the Committee considered formal and informal surveys of companies in similar businesses, recognizing that equity compensation is a key retention incentive in a company, like Forrester, that relies heavily on the quality of its analysts.

     During 1998 George F. Colony granted options to purchase shares of Common Stock beneficially owned by Mr. Colony to certain employees of the Company. These grants had no effect on the employees' base salary, cash bonus, or stock option compensation provided by the Company.

     Mr. Colony's compensation package in 1999 as Chief Executive Officer consisted of the same benefits program as other executive officers, including base salary, cash bonus, and other executive and employee benefit programs. Mr. Colony also received a stock option for 10,000 shares and an award of an option of 250 shares that was made to every employee of the Company. In deciding the size of his cash bonus, the Committee considered the performance of the Company, including the increase in revenues, operating income, bookings, and agreement value, although no single factor was more important than any other.

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million unless the compensation is performance based. To the extent consistent with its performance goals, it is the Company's policy to structure compensation arrangements with its executive officers to preserve the deductibility of that compensation in light of Section 162(m).

                                          Robert M. Galford
                                          Michael H. Welles

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the period cumulative return of the Company's Common Stock against the return on the Nasdaq Stock Market Index of U.S. Companies and the H&Q Technology index for the period indicated below.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*
[PERFORMANCE GRAPH]

                                                    Forrester Research, Inc.             NASDAQ
11/26/96                                                              100.00             100.00
1996                                                                  117.05             100.81
1997                                                                  103.41             123.77
1998                                                                  198.86             173.68
1999                                                                  313.07             322.28

                                                         H&Q Technology
11/26/96                                                         100.00
1996                                                              98.84
1997                                                             115.63
1998                                                             177.67
1999                                                             394.47

---------------
* Assumes that the value of the investment in Forrester Research, Inc. Common Stock, the Nasdaq Stock Market Index of U.S. Companies, and the H&Q Technology index was $100 on November 26, 1996 and that all dividends were reinvested. The stock performance graph above is not necessarily indicative of future stock performance.

                               OTHER INFORMATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company, which consists of two members, Messrs. Galford and Welles, neither of whom is or has been an executive officer or employee of the Company, was responsible for compensation decisions.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") received by it, and written representations from certain reporting persons, the Company believes that during 1999 its directors, executive officers, and beneficial owners of greater than ten percent of the Common Stock filed all required reports under
Section 16 of the Exchange Act, except that each of Stanley Dolberg, Vice President, Research, Neil Bradford, Finance Director, Fletcher Research UK, Robert Dowson, Sales Director, Fletcher Research UK, and William Reeve, Research Director, Fletcher Research UK, inadvertantly failed to report on a timely basis a Form 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Mr. Colony, who was the sole stockholder of the Company prior to the Offering, have entered into an indemnification agreement relating to their respective tax liabilities. Mr. Colony will continue to be liable for personal income taxes on the Company's income for all periods prior to the time the Company ceased to be an S corporation. The agreement generally provides that the Company will indemnify Mr. Colony for any increase in his taxes (including interest and penalties) resulting from adjustments initiated by taxing authorities and from payments to him under the agreement, and Mr. Colony will pay to the Company an amount equal to any decrease in his tax liability resulting from adjustments initiated by taxing authorities. The agreement also provides that if the Company is determined to have been a C corporation for tax purposes at any time it reported its income as a S corporation, Mr. Colony will make a capital contribution to the Company in an amount necessary to hold the Company harmless from any taxes and interest arising from such determination up to the amount of distributions made by the Company to Mr. Colony prior to the termination of the Company's S corporation election less any taxes and interest attributable to such distributions.

     The Company and Mr. Colony entered into a registration rights and non-competition agreement (the "Registration Rights and Non-Competition Agreement") which provides that if Mr. Colony's employment with the Company is terminated he will not compete with the Company for the one-year period after the date of such termination. The Registration Rights and Non-Competition Agreement also provides that in the event the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him (the "Registrable Shares") in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such Registrable Shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by the Company. The Registration Rights and Non-Competition Agreement also provides that Mr. Colony may require the Company to register under the Securities Act shares having a fair market value of at least $5 million, except that the Company is not required to effect such registration more than twice or at certain times described in the agreement. The Registration Rights and Non-Competition Agreement also provides that the Company will pay all expenses incurred in connection with such registration.

     The Company and certain executive officers of the Company who were selling stockholders in the Company's offering of common stock which closed on February 28, 2000 entered into an indemnification agreement (the "Indemnification Agreement"). The Indemnification Agreement provides that the Company will indemnify and hold harmless these executive officers against any losses, claims, damages or liabilities these executive officers suffer as a result of their agreement as selling stockholders to indemnify and hold harmless the underwriters of the offering.

                                 AUDIT MATTERS

     Arthur Andersen LLP has been selected to audit the financial statements of the Company for the year ending December 31, 2000 and to report the results of their examination.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted for consideration at the Annual Meeting of Stockholders in 2001 must be received by the Company no later than December 8, 2000, in order to be considered for inclusion in the Company's proxy materials for that meeting.

     Under the Company's By-laws, stockholders who wish to make a proposal at the 2001 Annual Meeting, other than one that will be included in the Company's proxy materials, must notify the Company no earlier than February 7, 2001 and no later than March 9, 2001. If a stockholder who wishes to present a proposal fails to notify the Company by March 9, 2001, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no business that will come before the Meeting for action except as described in the accompanying Notice of Annual Meeting of Stockholders. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                  FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

     A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 400 Technology Square, Cambridge, Massachusetts 02139.

                                                                      1592-PS-00

                                   DETACH HERE


                                      PROXY


                            FORRESTER RESEARCH, INC.


             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR AN ANNUAL MEETING, MAY 9, 2000


     The undersigned appoints George F. Colony and Susan Whirty Maffei, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:00 a.m. on Tuesday, May 9, 2000, or any adjournments thereof, for the following purposes set forth on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDERS(S). IF NO CONTRARY DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR THE APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE.


-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

   1. To elect one Class I director to serve until the 2002 Annual Meeting of Stockholders;
      Nominee:   (01) Michael H. Welles

      To elect two Class III directors to serve until the 2003 Annual Meeting of Stockholders;
      Nominee:   (02) William M. Bluestein, (03) Robert M. Galford
               [ ] FOR ALL NOMINEES
               [ ] WITHHELD FROM ALL NOMINEES
     [ ] ___________________________________________
          FOR ALL NOMINESS EXCEPT AS NOTED ABOVE

   2. To approve an increase in the number of shares of Common stock available for issuance under the Company's 1996 Equity Incentive Plan;
                 FOR          AGAINST        ABSTAIN
                 [ ]            [ ]            [ ]

   3. To transact such other business as may properly come before the meeting and any adjournments thereof.

      MARK HERE IF YOU PLAN TO ATTEND THE MEETING           [ ]

      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         [ ]

     Please sign exactly as your name appears hereon. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:________________ Date:_______ Signature:_________________ Date:_______